Schedule A
Dated January 30, 2020
To The
Expense Limitation Agreement
Dated January 25, 2013
Between
Touchstone Funds Group Trust and Touchstone Advisors, Inc.

Fund	Class	Contractual Limit	Termination Date
Touchstone Sands Capital Select Growth	A	0.25%	January 30, 2021
	C	0.25%
	Y	0.25%
	Z	0.25%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By: /s/ Terrie A. Wiedenheft

Terrie A. Wiedenheft
Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By: /s/ Steven M. Graziano

Steven M. Graziano
President

By: /s/ Terrie A. Wiedenheft

Terrie A. Wiedenheft
Chief Financial Officer